ARTICLES OF CORRECTION
OF
RARE HOSPITALITY INTERNATIONAL, INC.

        In accordance with Section 14-2-124 of the Georgia Business Corporation Code, these Articles of Correction are being filed to correct, as of January 31, 2002, the Articles of Amendment to the Amended and Restated Articles of Incorporation of RARE Hospitality International, Inc., that were filed with the Secretary of State on July 13, 2001.

ONE

         The name of the corporation is RARE Hospitality International, Inc.

TWO

        As a result of typographical error, the number of authorized shares of common stock, no par value, as set forth in the first sentence of Article Four of the Amended and Restated Articles of Incorporation of RARE Hospitality International, Inc., is incorrect.

THREE

         The first sentence of Article Four of the Amended and Restated Articles of Incorporation of RARE Hospitality International, Inc., is hereby corrected to read as follows:

         The corporation shall have authority to be exercised by the Board of Directors to issue not more than 60,000,000 shares of common stock, no par value, and not more than 10,000,000 shares of preferred stock, no par value.

        IN WITNESS WHEREOF, the undersigned duly authorized officer of RARE Hospitality International, Inc. has caused these Articles of Correction to be duly executed this 30th day of January, 2002.

                                                     RARE Hospitality International, Inc.

                                                     By:      /s/ Joia M. Johnson
                                                     Name:    Joia M. Johnson
                                                     Title:   Executive Vice President, General
                                                              Counsel and Secretary

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF
INCORPORATION OF
RARE HOSPITALITY INTERNATIONAL, INC.

1.

         The name of the corporation is "RARE Hospitality International, Inc."

2.

        Article Four of the Amended and Restated Articles of Incorporation of Rare Hospitality International, Inc. is hereby amended by deleting the first sentence of such section and substituting in lieu thereof the following sentence.

         The corporation shall have authority to be exercised by the Board of Directors to issue not more than 65,000,000 shares of common stock, no par value, and not more than 10,000,000 shares of preferred stock, no par value.

3.

         The amendment was adopted on May 14, 2001.

4.

        The amendment was duly adopted by the shareholders of Rare Hospitality International, Inc. in accordance with the provisions of Georgia Business Corporation Code Section 14-2-1003.

        IN WITNESS WHEREOF, Rare Hospitality International, Inc. has caused these Articles of Amendment to be executed as of May 15, 2001.

                                                     RARE HOSPITALITY
                                                     INTERNATIONAL, INC.

                                                     By:   /s/Joia M Johnson
                                                     Name: Joia M. Johnson
                                                     Title: Executive Vice President and Secretary

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF
INCORPORATION OF
RARE HOSPITALITY INTERNATIONAL, INC.

1.

         The name of the corporation is "Rare Hospitality International, Inc."

2.

        The articles of incorporation of Rare Hospitality International, Inc. are amended by adding the attached Exhibit A as Exhibit A to the Company’s Amended and Restated Articles of Incorporation and by adding the following sentence at the end of Article Four of the Company’s Amended and Restated Articles of Incorporation:

         A designation of the preferences, limitations and relative rights of the corporation’s Series A Junior Participating Preferred Stock is attached as Exhibit A to these Amended and Restated Articles of Incorporation.

3.

         The amendment was adopted on November 4, 1997.

4.

         The amendment was duly adopted by the board of directors of Rare Hospitality International, Inc.

         IN WITNESS WHEREOF, Rare Hospitality International, Inc. has caused these Articles of Amendment to be executed as of November 17, 1997.

                                            RARE HOSPITALITY
                                            INTERNATIONAL, INC.

                                            By:      /s/  G.W. McKerrow, Jr.
                                            Name:    George W. McKerrow, Jr.
                                            Title:   Chairman/CEO

EXHIBIT A
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF RARE HOSPITALITY INTERNATIONAL, INC.

DESIGNATING THE PREFERENCES, LIMITATIONS AND RELATIVE
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

        There is hereby designated, of the authorized but unissued shares of Preferred Stock of the corporation, a series thereof, and the number of shares, voting powers, designation, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series (in addition to those set forth in the Amended and Restated Articles of Incorporation, which are applicable to the Preferred Stock of all series), shall be as follows:

        (1)         Designation and Number of Shares.          The designation of this series of Preferred Stock shall be “Series A Junior Participating Preferred Stock” (hereinafter called “this Series”), to initially consist of 500,000 shares, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors by filing additional articles of amendment to the corporation’s amended and restated articles of incorporation. The shares of this Series are sometimes hereinafter referred to as the “Shares.” Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

         (2)        Distributions.

(a) Distribution Rights. The holders of whole or fractional Shares shall be entitled to receive, when, as, and if declared by the Board of Directors, subject to restrictions imposed by the Georgia Business Corporation Code or the Amended and Restated Articles of Incorporation on distributions to shareholders, and subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to this series with respect to dividends, (i) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the corporation) that would be payable on such date to a holder of the Reference Package and (ii) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date. The term “Reference Package” shall initially mean 100 shares of Common Stock, no par value (“Common Stock”), of the corporation. In the event the corporation shall at any time (i) declare or pay a dividend on any Common Stock payable in Common Stock, (ii) subdivide any Common Stock or (iii) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the corporation (except by conversion into or exchange for stock of the corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(b) Shares Purchased by Corporation. Shares of this Series purchased by the corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, which shares may thereafter be provided for and designated by the Board of Directors pursuant to Article Four of the Amended and Restated Articles of Incorporation as part of a series of Preferred Stock to the same extent as if such shares had not previously been provided for and designated as part of a series of Preferred Stock; but such shares shall not be reissued as shares of this Series.

         (3)        Rights of Redemption.         The shares of this Series shall not be redeemable.

         (4)        Rights on Liquidation, Dissolution, or Winding Up.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the corporation.

(b) In the event the assets of the corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) above, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(c) Upon the liquidation, dissolution or winding up of the corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to paragraph (a) above before any payment shall be made to the holders of Common Stock or any other stock of the corporation ranking junior upon liquidation to this Series.

(d) For purposes of this Section (4), the consolidation or merger of, or binding share exchange by, the corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

        (5)         Merger, Consolidation, Share Exchange.         In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

        (6)         Voting Rights.         In addition to any other vote or consent of shareholders required by law or by the Amended and Restated Articles of Incorporation, as amended, of the corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
LONGHORN STEAKS, INC.

        The undersigned corporation, for the purposes of amending its Articles of Incorporation, and in accordance with the provisions of the Georgia Business Corporation Code hereby sets forth:

I.

         The name of the corporation is Longhorn Steaks, Inc.

II.

         The following amendment to the Articles of Incorporation was approved and adopted by the board of directors of the corporation on December 21, 1996:

         The Articles of Incorporation of the corporation are amended by striking therefrom Article One thereof and by substituting therefor a new Article One to read as follows:

         The name of the corporation is Rare Hospitality International, Inc.

III.

         This amendment to the Articles of Incorporation was adopted by the board of directors without shareholder action. Shareholder action was not required.

         IN WITNESS WHEREOF, the corporation has caused this document to be executed in its name by its Chief Financial Officer this 8th day of January, 1997.

                                                     Longhorn Steaks, Inc.

                                                     By: /s/ Anne D. Huemme
                                                             Anne D. Huemme
                                                             Chief Financial Officer

ARTICLES OF RESTATEMENT
OF
CONTEMPORARY RESTAURANT CONCEPTS, LTD.

ONE

         The name of the corporation is Contemporary Restaurant Concepts, Ltd.

TWO

        The original Articles of Incorporation and all amendments thereto are hereby amended and restated in their entirety.

THREE

         The Amended and Restated Articles of Incorporation attached hereto as Exhibit "A" are hereby inserted as the new Articles of Incorporation.

FOUR

         The Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

         IN WITNESS WHEREOF, Contemporary Restaurant Concepts, Ltd. has caused these Articles of Restatement to be executed by its duly authorized officer, on this 13th day of February, 1992.

                                            CONTEMPORARY RESTAURANT
                                            CONCEPTS, LTD.

                                            By: /s/  G.W. McKerrow, Jr.
                                            George W. McKerrow, Jr.
                                            President

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LONGHORN STEAKS, INC.

ARTICLE ONE

Name

         The name of the corporation is Longhorn Steaks, Inc.

ARTICLE TWO

Perpetual Duration

         The corporation shall have perpetual duration.

ARTICLE THREE

Purpose

         The corporation is organized for the purpose of engaging in any lawful business.

ARTICLE FOUR

Authorized Shares

        The corporation shall have authority to be exercised by the Board of Directors to issue not more than 25,000,000 shares of common stock, no par value, and not more than 10,000,000 shares of preferred stock, no par value. The shares of common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution. Subject to the provisions of these Amended and Restated Articles of Incorporation and to the provisions of the Georgia Business Corporation Code, the Board of Directors may determine (a) the preferences, limitations, and relative rights of any class of shares prior to the issuance of any shares of that class and (b) the preferences, limitations, and relative rights of one or more series within a class and may designate the number of shares within that series prior to the issuance of any shares of that series.

ARTICLE FIVE

Preemptive Right

        The holders of the corporation’s shares do not have a preemptive right to acquire the corporation’s unissued or treasury shares.

ARTICLE SIX

Limitation of Director Liability

        6.1. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

        6.2. Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

        6.3. If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

        6.4. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE SEVEN

Constituency Considerations

        In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE EIGHT

Directors

        8.1. The number of directors of the corporation shall not be less than three (3) nor more than eleven (11), the precise number to be fixed by resolution of the Board of Directors from time to time. The directors shall be divided into three classes, each consisting, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first election of directors occurring following the date of approval of these Amended and Restated Articles of Incorporation by the shareholders of the corporation, the first class of directors (Class 1) shall be elected for a term expiring upon the next following annual meeting of shareholders and upon the election and qualification of their respective successors, the second class of directors (Class 2) shall be elected for a term expiring upon the second next annual meeting of shareholders and upon the election and qualification of their respective successors, and the third class of directors (Class 3) shall be elected for a term expiring upon the third next annual meeting of shareholders and upon the election and qualification of their respective successors. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting of shareholders shall be elected for a three-year term. Except as provided in paragraph 8.4 of this Article Eight, a director shall be elected by the affirmative vote of a majority of the shares represented at the meeting of shareholders at which the director stands for election and entitled to elect such director.

        8.2. The number of directors may be increased or decreased from time to time as provided by the bylaws of the corporation and in the Amended and Restated Articles of Incorporation; provided, however, that the total number of directors at any time shall not be less than three (3); and provided further, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. In the event that preferred stock of the corporation is issued and authorizes the election of one or more directors by the holders of such preferred stock, the number of directors may be increased in accordance with the terms of the preferred stock. In the event of any increase or decrease in the authorized number of directors, each director then serving shall continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible; provided, however, that there shall be no classification of additional directors elected by the Board until the next meeting of the shareholders called for the purpose of electing directors. Each director shall serve until his successor is elected and qualified or until his earlier resignation, retirement, disqualification, removal from office, or death.

        8.3. The entire Board of Directors or any individual director may be removed from the office but only for cause and only by the affirmative vote of at least 75% of all classes of stock of the corporation entitled to vote in the election of such director or directors, considered for purposes of this Section as one class. Notwithstanding the foregoing, in the event that preferred stock of the corporation is issued and authorizes the election of one or more directors by the holders of such preferred stock, any individual director elected by the preferred shareholders may be removed only by the holders of the outstanding shares of the preferred stock in accordance with the terms of the preferred stock as provided therein. Removal action may be taken at any shareholders’ meeting with respect to which notice of such purpose has been given, and a removed director’s successor may be elected at the same meeting to serve the unexpired term.

        8.4. A vacancy occurring on the Board of Directors, other than by reason of removal of a director by the shareholders but including vacancies arising from resignation, death or through an increase in the number of directors, may be filled, until the next election of directors by the shareholders, by the affirmative vote of at least two thirds (2/3) of the total number of directors then remaining in office, though they constitute less than a quorum of the Board of Directors.

ARTICLE NINE

Special Meetings and Actions Without a Meeting

        9.1. The shareholders of the corporation shall not have the right to call a special meeting of shareholders, including but not limited to, a special meeting in lieu of the annual meeting of shareholders.

        9.2. Action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all shareholders and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE TEN

Certain ByLaw Amendments

        10.1. Subject to the other provisions of this Article, the Board of Directors of the corporation shall have the power to alter, amend or repeal the bylaws of the corporation or to adopt new bylaws, but any bylaws adopted by the Board of Directors may be altered, amended or repealed or new bylaws may be adopted by the shareholders of the corporation. The shareholders may prescribe, by so expressing in the action that they take in adopting or amending, that any bylaws so adopted or amended by them shall not be altered, amended or repealed by the Board of Directors.

        10.2. Notwithstanding the foregoing and anything contained in these Amended and Restated Articles of Incorporation or the bylaws of the corporation to the contrary, any alteration, amendment or repeal of any provision of the bylaws of the corporation, or adoption of new bylaws, as applicable, containing any provision inconsistent in any manner with the provisions contained in Articles SIX, SEVEN, EIGHT, NINE AND TEN of these Amended and Restated Articles of Incorporation or Sections 2.3, 2.12, 3.2, 3.3, 3.4, 9.1 through 9.18 and 12.1 of the bylaws of the corporation, shall be effected only by that procedure required under Georgia law for amendment of articles of incorporation.

        IN WITNESS WHEREOF, Longhorn Steaks, Inc. executes these Amended and Restated Articles of Incorporation by its duly authorized officer on this 13th day of February, 1992.

                                                     /s/  G.W. McKerrow, Jr.
                                                          George W. McKerrow, Jr.
                                                          President